SETTLEMENT AGREEMENT

This Settlement Agreement is entered into and effective as of the date the last signature of either party is affixed hereto (the "Effective Date"), by and between TELEVISUAL MEDIA HOLDINGS, LLC, TV AD WORKS, LLC, TV NET WORKS, LLC, TV IWORKS, LLC, GARY TURNER AND STACI TURNER (collectively "Televisual") and Next One Interactive, Inc. ("Next One"). Televisual and Next One are each a "Party" and, collectively, the "Parties."

RECITALS

WHEREAS, on or about June 9, 2009 Next One executed a Promissory Note in favor of Televisual in the original amount of six million five hundred thousand dollars ($6,500,000.00) with an interest rate of five percent (5.0%) per annum (the "Note") and as of the execution of this agreement a principal balance of five hundred ten thousand dollars ($510,000.00) remains unpaid on the Note.

WHEREAS, on July 21, 2014, Televisual filed a lawsuit against Next One in the litigation styled as *Televisual Media Holdings, LLC, TV Ad Works, LLC, TV Net Works, LLC, TV IWorks, LLC, Gary Turner and Staci Turner v. Next One Interactive, Inc.*, Case No. 14CV32855, Denver District Court, Colorado (hereinafter the "Litigation").

WHEREAS, the Litigation was commenced by Televisual in order to collect from Next One the principal amount stated above plus interest at the rate of 5.0% and attorney fee and costs as incurred.

WHEREAS, the Note called for interest to accrue at the rate of five percent (5.0%) per annum and as of February 26, 2015, interest shall have accrued on the Note in the amount of one hundred fifty seven thousand five hundred ninety dollars and thirty three cents ($157,590.33) such that the total unpaid principal and interest on the Note, excluding attorney fees and costs is six hundred sixty seven thousand five hundred ninety dollars and thirty three cents ($667,590.33) and that, as the execution of this Settlement Agreement, Televisual agrees to waive sixty seven thousand five hundred ninety dollars and thirty three cents ($67,590.33) of the accumulated interest making the balance owed on the note including interest, six hundred thousand dollars ($600,000.00) (the "Current Note Balance").

WHEREAS, without admitting or accepting liability, the Parties desire to settle and resolve all of their respective claims and damages relating to, arising out of, or in connection with the Litigation.

NOW THEREFORE, in consideration of the above and of the mutual promises, covenants, and agreements contained herein, the Parties intend to be legally bound and agree as follows:

1. Effect of Recitals. The Recitals above are incorporated by reference as though fully set forth herein.

2. Payment Agreement. The following terms and conditions shall apply to the repayment of the Note to Televisual by Next One:

   A. Interest shall accumulate on the Current Note Balance at the rate of one half of one percent (0.50%) per month (6.0% per annum) beginning January 1, 2015 and continuing through April 30, 2015 for a total amount of twelve thousand dollars ($12,000.00);

   B. Next One shall make four interest only payments of ten thousand dollars ($10,000.00) each beginning on or before February 26, 2015, and continuing thereafter on or before March 26, 2015, April 26, 2015 and May 26, 2015 with the option to accelerate the payment schedule and pay the remaining balance of the $40,000.00 at any time prior to the individual payment dates set forth above, with one thousand five hundred dollars ($1,500.00) in attorney fees and three hundred forty one dollars and ninety eight cents ($341.98) in costs paid from the first $10,000.00 payment and the remainder of the first payment and the three additional payments ($38,158.02) to be applied to the accumulated interest such that as of May 7, 2015 the balance due (assuming all four payments are timely made) will be five hundred seventy three thousand eight hundred forty one dollars and ninety eight cents ($573,841.98) (the "Modified Note Balance");

   C. Interest shall accumulate on the Modified Note Balance at the rate of one half of one percent (0.50%) per month (6.0% per annum) beginning May 27, 2015 and continuing thereafter until such time as the Stock Conversion Option, set forth in paragraph 3 below has been enforced or February 7, 2017, whichever occurs first, with such interest accumulating at two thousand eight hundred sixty nine dollars and twenty one cents per month ($2,869.21);

   D. Next One shall make monthly interest only payments of $2,869.21 each ("Monthly Payment") beginning on or before May 31, 2015 and continuing thereafter on the last day of each month until such time as the Stock Conversion Option has been enforced or February 7, 2017, whichever occurs first.

   All payments, including the Monthly Payments shall be made payable to and sent to the Vinci Law Office, LLC, 2250 South Oneida Street, Suite 303, Denver, Colorado 80224.

3. Stock Conversion Option. At any time after payment of the $40,000,00 Next One shall have the right to convert the balance of the Note, including the principal and interest then and there owing, to non-restricted shares of NXOI at eighty percent (80.0%) of the trailing ten (10) day average of the stock closing price. If, as of February 7, 2017, Next One has not enforced the Stock Conversion Option, Televisual shall then have the option of (1) renegotiating the payment terms of the Note; (2) enforcing the Stock Conversion

Option; (3) extending the monthly payments set forth in paragraph 2(D) above beyond the February 7, 2017 date; or declaring Next One to be in default of this agreement and exercising the default provisions set forth in paragraph 4 below.

4. Default, Notice, and Opportunity to Cure. In the event Next One fails to pay any payment (including the four $10,000.00 payments or Monthly Payment) as and when such payment is due in accordance with the terms of this Settlement Agreement, and such failure continues for ten (10) business days after Televisual sends written notice of such failure to pay to Next One, Televisual, at its option, may, declare Next One to be in default of the terms and conditions of this Settlement Agreement and petition the Denver District Court to reopen the Litigation and enter Judgment in favor of Televisual and against Next One Interactive, Inc. in the amount of the outstanding balance at the time of default under the original terms of the note minus any payments made up to the date of default.

5. Dismissal of Lawsuit. Upon the execution of this Settlement Agreement, Televisual shall, within twenty one days, file a Motion to Dismiss all claims against Next One without prejudice. Upon Next One's enforcement of the Stock Conversion Option with delivery of the stock to Televisual or payment in full of the Note and the accumulated interest, the parties agree the dismissal of the Litigation shall be converted to a dismissal with prejudice, as contemplated by the terms of the Release in paragraph 6 below.

6. Release. Upon Next One's enforcement of the Stock Conversion Option with delivery of the stock to Televisual or payment in full of the Note and the accumulated interest, Televisual, on behalf of itself, its agents, representatives, affiliates, fiduciaries, successors, and assigns, shall release and forever discharge Next One and its owners, directors, officers, shareholders, agents, representatives, affiliates, fiduciaries, employees, successors, assigns, insurers, attorneys, and heirs, from any and all actions, causes of action, claims, demands, liabilities, obligations, promises, agreements, damages, costs, attorneys' fees, expenses, compensation, and all damages, whether known or unknown, contingent or matured, joint, several, or individual, sounding in contract, tort, or otherwise, based upon, arising out of, or in connection with the claims pled in the Litigation and the same transactions and occurrences giving rise to the claims pled in the Litigation.

7. Voluntarily Executed. This Settlement Agreement is freely given and voluntarily executed by the Parties. The Parties have read this Settlement Agreement and understand its contents. The Parties acknowledge that they have executed this Settlement Agreement voluntarily and without coercion or duress of any kind.

Construction of Agreement. The Parties acknowledge that this Settlement Agreement in its final form is the result of the combined efforts of the Parties and, should any provision of this Settlement Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provision in favor or against any Party by reason of their contribution to the drafting of the Settlement Agreement, but rather by construing

the terms of this Settlement Agreement fairly and reasonably in accordance with the purpose of this Settlement Agreement. Should any portion, word, clause, phrase, sentence, or paragraph of this Settlement Agreement be declared void and/or unenforceable, such portion, word, clause, phrase, sentence, or paragraph shall be considered stricken from this Settlement Agreement, the validity of the remaining parts, terms and/or provisions shall not be affected thereby, and the void and/or enforceable part, term, or provision shall not be part of this Settlement Agreement.

8. Further Efforts. The Parties each agree to execute all necessary and appropriate documentation to fulfill the obligations of any Party under this Settlement Agreement and to effectuate their intent as evidenced herein.

9. Authority to Execute. The person signing on behalf of the respective parties acknowledges and affirmatively represents that he or she has the authority to act on behalf of and to bind the party on whose behalf he or she is signing.

10. No Previous Assignment. No Party has previously assigned, transferred, granted, or purported to assign, transfer, or grant any of the claims, demands, causes of action, suits, controversies, liabilities, or obligations released by this Settlement Agreement.

11. Entire Agreement. This Settlement Agreement constitutes the full and complete understanding and agreement of the Parties with respect to the covered subject matter.

12. Modifications. No addition, deletion, modification, or amendment of this Settlement Agreement shall have any force or effect, except as mutually agreed to in a writing signed by the Parties.

13. Successors and Transferees. This Settlement Agreement shall be binding upon and inure to the benefit of each of the Parties' successors, assigns, and transferees.

14. Applicable Law. The laws of the State of Colorado shall govern the interpretation and construction of this Settlement Agreement.

15. Counterparts. This Settlement Agreement may be signed in counterparts, all of which shall be taken together as a single instrument. Signatures presented by facsimile or electronic transmission shall be deemed effective at the time of transmission.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties execute this Settlement Agreement as follows:

NEXT ONE INTERACTIVE, INC.

By: ____________________ Date: Feb 23/2015

Name: Bill Kerby

Title: CEO

TELEVISUAL MEDIA HOLDINGS, LLC.

By: ____________________

Name: Gary Turner

Title: CEO

Date: 2/24/15

Date: 2/24/15

TV AD WORKS, LLC.

By: ____________________

Name: Gary Turner

Title: CEO

TV NET WORKS, LLC.

By: ____________________

Name: Gary Turner

Title: CEO

Date: 2/24/15

TV IWORKS, LLC.

By: ____________________

Name: Gary Turner

Title: CEO

Date: 2/24/15

GARY TURNER

____

Date: Gary Turner

STACI TURNER

Staci Turner

Date: 2/24/15

Televisual Media Holdings, LLC v. Next One Interactive, Inc.
Denver District Court Case No. 2014CV32855
Settlement Agreement
33759 001

APPROVED AS TO FORM:

VINCI LAW OFFICE, LLC

Bryan E. Schmid, #41873
Attorney for Televisual *et al.*

2/27/15
Date